Exhibit 10.8

MC Revised Exit

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 8 October 2014

BETWEEN

(1)	MULTI PACKAGING SOLUTIONS UK LIMITED (formerly Chesapeake Limited), a company incorporated in England & Wales (company number 2586987 and having its registered office at Millennium Way West, Phoenix Centre, Nottingham, Nottinghamshire, NG8 6AW (the “Company”);

(2)	MIKE CHEETHAM, residing at The Old Rectory, Aunsby, Sleaford, Lincolnshire, NG34 8TA (the “Employee”);

(3)	CHESAPEAKE HOLDINGS LIMITED (formerly Chase Topco Limited), a company incorporated in England and Wales with registered number 08568688 and having its registered office at Millennium Way West, Phoenix Centre, Nottingham, Nottinghamshire NG8 6AW (“Holdco”); and

(4)	CEP HI CHASE S.À R.L., a société à responsibilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, registered with registered number B-179090 and having its registered office at 2, avenue Charles de Gaulle, L-1653, Luxembourg (the “Investor”).

BACKGROUND

(A)	The Employee’s employment with the Company will terminate on the Termination Date (as that term is defined below);

(B)	The Employee believes he has the Claims (as that term is defined below) arising out of the termination of his employment or otherwise;

(C)	The parties have entered into this Agreement for the purposes of recording and implementing the terms that they have agreed as full and final settlement of the Claims and any and all other claims that the Employee has and/or may have against the Company and any Group Company (as defined below) whether or not they are or could be in the contemplation of the parties at the date of this Agreement;

(D)	The parties agree that the conditions regulating settlement agreements and compromise agreements under the Acts (as defined below) are satisfied by this Agreement;

(E)	The Company is entering into this Agreement for itself and for all Group Companies, and is duly authorised to do so in that respect;

(F)	In addition to other securities in the Group Companies, the Employee holds the A Ordinary Shares (as defined below) and the terms on which such A Ordinary Shares will be transferred or retained shall be governed by Clause 14 of this Agreement; and

(G)	Holdco and the Investor are party to this Agreement for the purposes of Clause 2 and Clause 14.

MC Revised Exit

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“the Acts”	means the Employment Rights Act 1996 section 203(3), the Equality Act 2010 section 147

“A Ordinary Shares”	means 150,000 A ordinary shares of £0.001 each in the capital of Holdco

“Articles”	means the articles of association of Holdco as amended or replaced from time to time

“Claims”	means the claims that the Employee believes that he has against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents, being:-

(i) for breach of contract arising out of his employment or the termination of his employment, or otherwise;

(ii) for unfair dismissal under the Employment Rights Act 1996;

(iii) for discrimination, harassment or victimisation on the grounds of age, sex or race or any other unlawful ground, pursuant to the Equality Act 2010

“Exit”	has the meaning given to it in the Articles

“Group”	means the Company, any presently existing holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006)

“Group Company”	means any company within the Group

“Schedule”	means a schedule to this Agreement; and

“Termination Date”	means the 1 October 2014 or such later date as the parties may agree.

1.2	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	references to any statute or statutory provision (including any subordinate legislation) include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(d)	references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

MC Revised Exit

(e)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(f)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings

The headings in this Agreement are included for convenience only and shall be ignored in construing the Agreement.

2.	TERMINATION OF EMPLOYMENT AND OFFICES

2.1	The employment of the Employee with the Company will terminate on the Termination Date.

2.2	Holdco and the Investor will procure that, as soon as reasonably practicable following the date of this Agreement (and in any event not later than fifteen days prior to the Termination Date), the Articles are amended such that article 27.3 of the Articles states:

“27.3	Notwithstanding any other provision of the Articles, other than where a Leaver remains in office as an officer of any Group Company, neither a Leaver nor his Individual Permitted Transferees from his Cessation Date shall have any rights to receive notice of any general meeting of the Company or vote at any general meeting or to constitute an eligible member in relation to any proposed written resolution in respect of any of the shares held by them.”

2.3	Subject to Clause 2.5, to the extent not already done, on the Termination Date the Employee will deliver to the Company the letters of resignation in terms of the draft letter set out at Schedule 1 confirming his resignation from all directorships and other offices which the Employee holds in the Company and the Group (other than as company secretary of Holdco).

2.4	Subject to Clause 2.5, the Employee will do all such acts and things as the Company may reasonably require to effect his resignation from all other offices to which the Employee was appointed in connection with or by reason of his employment by or appointment with the Company or any Group Company (other than as company secretary of Holdco), including all trusteeships and he shall cooperate with a handover of his duties to appropriate colleagues prior to the Termination Date.

2.5	Immediately prior to the Employee’s resignation as a director of Holdco in accordance with Clause 2.3, Holdco will appoint the Employee as an additional company secretary of Holdco. Holdco and the Investor agree that the Employee shall (and Holdco and the Investor shall use their respective best endeavours to procure that he shall) remain in office as company secretary of Holdco until the earlier of: (a) his resignation from such office; (b) his becoming ineligible or unable to fulfil the requirements of such office; (c) his dismissal from such office by Holdco as a result of his behaviour being such as would, if he were to continue as an employee of the Company, entitle the Company to summarily dismiss him under the terms of his employment as at the date hereof; and (d) an Exit In complying with their obligations to maintain the Employee’s office as company secretary under this Clause 2.5, Holdco and the Investor shall not be obliged to incur any cost or expense provided that in the event that any such cost or expense arises and they elect not to meet it they shall offer the Employee reasonable opportunity to meet (whether by payment or reimbursement as the case may be) the relevant cost or expense.

MC Revised Exit

2.6	The parties shall, as soon as reasonably practicable after the date hereof and, in any event, prior to the Termination Date, acting in good faith, agree the form of an internal and external announcement commenting favourably on the Employee’s service and basis of departure.

3.	PAYMENTS ETC.

3.1	Subject to compliance by the Employee with the terms of this Agreement, the Company will (without admission of liability) pay to the Employee the following sums (the “Severance Payments”):

(a)	£11,832 will be as a statutory redundancy payment, (calculated as follows: at the Termination Date, the Employee’s age will be 56, his length of service will be 18 years, therefore the entitlement is 25.5 weeks’ pay at £464 (the statutory cap) per week);

(b)	£372,223.91 as a payment in lieu of notice;

(c)	£221,236.07 as ex gratia compensation for the termination of his employment and loss of office;

(d)	£100 in respect of the undertakings given in Clause 10; and

(e)	in respect of bonus for the period beginning 1 July 2014 and ending on the Termination Date, to the extent it is unpaid, an amount to be calculated in accordance with the bonus plan in place for such period (which shall, for the avoidance of doubt, be payable for such period notwithstanding termination of the Employee’s employment).

3.2	The Severance Payments will be paid within 5 business days after the later to occur of:-

(a)	the Termination Date; and

(b)	receipt by the Company of this Agreement duly executed by the Employee and his solicitor.

3.3	The Severance Payments set out above are gross amounts and will be made after deduction of all payments or deductions required by law or owed by the Employee to the Company or any Group Company, including tax due on any benefits or payments made or to be made to the Employee in respect of his employment with the Company.

3.4	Further the Company shall procure that the benefits payable to or referable to the Employee under the Group’s Defined Benefit Scheme as at the Termination Date shall be calculated on the basis of an additional year’s pensionable service in that scheme and shall make all such payments and other arrangements as are required to enable that.

4.	TAXATION

4.1	The Company gives no warranty as to how the Severance Payments should be taxed. The Company understands that the first £30,000 of the aggregate of the Severance Payments under Clauses 3.1(a) and 3.1(c) may not be subject to tax, pursuant to chapter 3 of part 6 of the Income Tax (Earnings and Pensions) Act 2003, but the aggregate of the Severance Payments under Clauses 3.1(a) and 3.1(c) in excess of £30,000 and the Severance Payments under Clauses 3.1(b) and 3.1(d) (the “Taxable Amount”) will be subject to deduction by the Company of tax at the appropriate rate and employee’s National Insurance contributions before payment is made to the Employee. The Company will account to HMRC for the tax and National Insurance contributions deducted.

MC Revised Exit

4.2	The Employee will be responsible and liable for the payment of any tax and employee’s National Insurance contributions and any social security contributions and other employment related taxes wherever in the world arising (including any interest, penalties, costs and expenses) due in respect of the Severance Payments and the benefits and incentives (if any) set out in the this Agreement (excluding the tax and National Insurance contributions to be deducted by the Company from the Taxable Amount) and the provision of benefits referred to in this Agreement except to the extent arising from the delay or default of the Company or any Group Company (the “Additional Tax”). The Employee hereby agrees to indemnify the Company and each Group Company and to keep them indemnified on a continuing basis against all and any liability for Additional Tax that the Company or any Group Company may incur. No payment of Additional Tax will be made to HMRC or other relevant authority without first particulars of the proposed payment being given to the Employee so that he is given the opportunity at his own expense to dispute any such payment or liability with HMRC or other relevant authority.

5.	PAYMENT OF ACCRUED SUMS AND EXPENSES

5.1	The Company will pay the Employee salary in respect of the period up to the Termination Date and pay in lieu of holiday which has accrued up to the Termination Date. The sums will be paid via payroll in the normal way and will be paid after deduction of tax and National Insurance contributions.

5.2	The Employee will submit his final expenses claim made up to the Termination Date, within 5 days of the Termination Date. The Company will reimburse the Employee for all expenses reasonably incurred in the proper performance of his duties in the usual way.

6.	LEGAL COSTS

6.1	Subject to receipt by the Company of the signed certificate at Schedule 2, the Company will make a contribution of £12,500 (plus VAT) towards the reasonable legal costs incurred by the Employee for the advice received regarding the termination of his employment and entering into this Agreement.

6.2	Payment of this sum will be made directly to the Employee’s solicitors by the Company within 14 days of the Company receiving a copy of the VAT invoice from the Employee’s solicitors (which should be addressed to the Employee but marked as payable by the Company).

7.	WARRANTIES

7.1	The Employee warrants that:

(a)	except as disclosed he has not raised any legal proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents; and

(b)

other than the Claims and any claims, rights or benefits which relate to the shares to be retained by the Employee pursuant to clause 14 (whether under the Articles, any investment agreement to which the Employee is a party or otherwise), he has no further or outstanding claims or rights of action, being any further or outstanding claims or rights of action, whether under statute or common law (including contractual, tortious or other claims) and whether before an Employment Tribunal,

MC Revised Exit

court or otherwise and whether in the UK or any other jurisdiction in the world against the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents including in respect of or arising out of his employment, or the holding of any office with, or investment in the Company or any Group Company or the termination of that employment or office (such claims or rights of action referred to as “Further Claims”).

7.2	The Employee warrants as a strict condition to payment under this Agreement that there are no circumstances of which he is aware or of which he ought to be aware which could constitute a repudiatory breach on his part of his contract of employment which would entitle or have entitled the Company to terminate his employment without notice. The Company similarly warrants for itself and each Group Company that none of them is aware of such circumstances.

8.	SETTLEMENT

8.1	Subject to clause 14.5, the Employee accepts the terms of this Agreement in full and final settlement of the Claims and all and any Further Claims, whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the date of this Agreement.

8.2	The Employee undertakes not to institute or pursue any proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents before an Employment Tribunal, court or any other judicial body anywhere in the world in respect of the Claims or for any remedy arising from any Further Claims.

8.3	The Employee does not waive his right to bring a claim for accrued rights under any pension scheme or damages for latent personal injuries and/or any latent industrial disease arising out of the course of his employment with the Company and the Group that are currently unknown to him or in respect of the enforcement of this Agreement or existing or continuing rights as a shareholder or loan note-holder or any right of indemnity contribution or otherwise to which the Employee may be entitled by virtue of any employment or office with the Company or any Group Company whether at contract, common law, equity, pursuant to the governing documentation of the Company or any Group Company or any contract of insurance. The Employee warrants that he is not aware of having any such personal injuries. These exceptions are the only claims which have not been settled/compromised by this Agreement.

8.4	Subject to the terms of Clause 8.3 and Clause 8.5, if any other claim emerges in law or in fact anywhere in the world arising out of his employment or office or its or their termination, then the Employee agrees that there should be no recourse to any remedy for the claim against the Company or any Group Company. The Employee acknowledges and accepts that in agreeing to the level of the Severance Payments he has taken into account that he has waived the right to pursue any claims whether foreseeable or not previously known, against the Company or any Group Company.

8.5	To the extent that the Employee is currently covered by:

(a)	a valid directors’ and officers’ insurance policy in respect of those liabilities which he may have incurred as a director or officer of the Company or any Group Company (“D&O Insurance”) up to the Termination Date; or

(b)	a qualifying third party indemnity provision (“QTPIP”) pursuant to section 234 of the Companies Act 2006; then,

MC Revised Exit

subject always to the terms of the relevant D&O Insurance policy or QTPIP (as applicable), the Employee will continue to covered by such D&O Insurance and/or QTPIP for a period ending on the sixth anniversary of the Termination Date.

9.	ACKNOWLEDGEMENT

Each party acknowledges that the other has entered into this Agreement (and as appropriate made the Severance Payments) in reliance on the warranties and the undertakings given in Clause 7 and Clause 8 respectively. In the event of any material breach by the Employee of any of those warranties or undertakings, the Severance Payments shall be repaid by him to the Company immediately and shall be recoverable by the Company as a debt.

10.	CONFIDENTIALITY

10.1	The Employee agrees he continues to owe a duty of confidentiality to the Company and to the Group after the Termination Date.

10.2	The Employee undertakes to keep confidential the existence and terms of this Agreement and that he will not disclose the same to any other person unless expressly authorised by the Company save for the purposes of:

(a)	seeking legal or accountancy or actuarial advice in relation to its terms;

(b)	disclosing the same to the proper authorities as required by law;

(c)	disclosing to any actual or prospective employer with the prior written permission of the Board of the Company that his employment with the Company terminated by agreement upon terms which remain confidential; and

(d)	disclosing the terms of this Agreement to his spouse/civil partner provided that on so doing the Employee imposes upon him a like condition of confidentiality.

10.3	The Employee undertakes not to do any act or thing that might reasonably be expected would damage the business, interests or reputation of the Company or any Group Company and will not make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

10.4	The Company and any Group Company will not and the Company will make reasonable endeavours to procure that Chase Mustang NewCo Limited (or any other equivalent joint venture bolding company which is created in relation to the matters covered in the combination agreement between Chesapeake Holdings Limited and Mustang, Parent Corp dated 19 November 2013) will not authorise its and their directors to make or publish or cause to be made or published to anyone any statement or do any act or thing which it or they might reasonably expect would damage the interests or reputation of the Employee.

10.5	The Employee acknowledges and agrees that whilst the consideration paid pursuant to Clause 3.1(d) represents valuable consideration it does not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were the Employee to breach any of the obligations set out in this clause.

11.	DELIVERY UP

11.1	The Employee will return to the Company’s premises on or before the Termination Date all books, documents, papers, data (including copies or extracts and whether in printed or

MC Revised Exit

electronic format), materials, company car, computer and peripherals and security codes, credit cards, keys, security cards fuel cards or other property of or relating to the business of the Company or the Group or its or their respective clients or suppliers except to the extent it belongs to him.

11.2	The Employee confirms that he has not retained any confidential information relating to the Company or the Group, whether stored in electronic format or otherwise.

12.	STATUTORY COMPROMISE/SETTLEMENT

This Agreement is made in compliance with the Acts which have been satisfied both generally and in the following particulars:

(a)	the Employee confirms that he has received independent legal advice on the terms and effect of this Agreement, and in particular its effect on his ability to pursue his rights before an Employment Tribunal or court;

(b)	the said legal advice has been given to the Employee by Sean Nesbitt of Taylor Wessing LLP whose address is 5 New Street Square, London EC4A 3TW; and

(c)	the said solicitor has confirmed to the Employee that he is a qualified solicitor holding a current practising certificate and in respect of whom there is in force a policy of professional indemnity insurance covering the risk of a claim against him and the said firm in respect of loss arising in consequence of the said advice and by signing the Certificate attached to this Agreement also confirms that he complies with the Acts.

13.	EMPLOYMENT CONTRACT ETC.

13.1	The Employee confirms that all clauses in his terms and conditions of employment dated 13 May 2011 that are described as applying after the termination of his employment, including the restrictions set out in Clause 21, will continue to apply to him.

13.2	If the Employee predeceases the fulfilment of any obligation owed by him the relevant benefits will still fall due in favour of his estate at the time ordinarily deliverable.

14.	A ORDINARY SHARES

14.1	The parties agree that (notwithstanding the terms of the Articles) the Employee shall be entitled to retain 45,000 A Ordinary Shares (the “Retained Equity”) until an Exit. To the extent that a later Termination Date than 1 October 2014 is agreed between the parties, the Employee shall be entitled to retain an additional 3,750 A Ordinary Shares for each complete month thereafter, and pro rata to part months and “Retained Equity” shall be construed accordingly, provided that Retained Equity shall never exceed 90,000 A Ordinary Shares. For the avoidance of doubt, clauses 7 and 8 of this Agreement shall not operate to effect any waivers or settlement of any rights or benefits attaching to such shares (whether under the Articles, any investment agreement to which the Employee is a part or otherwise).

14.2

In respect of the A Ordinary Shares held by the Employee other than the Retained Equity (such other A Ordinary Shares being 105,000 (which shall, to the extent that a later Termination Date than 1 October 2014 is agreed between the parties, be reduced consistently with any corresponding increase referred to at 14.1 above) A Ordinary Shares), the Employee shall be treated as a Leaver (with a Cessation Date equal to the Termination Date) in accordance with the provisions of article 54 of the Articles (such that, for the avoidance of doubt, the directors of Holdco shall, for six months following the Termination Date, be entitled to serve written notice on the Employee requiring him (and each of his Individual

MC Revised Exit

Permitted Transferees (as defined in the Articles) who hold A Ordinary Shares) to transfer such shares to persons within the categories set out in article 54.4 of the Articles, at a price determined in accordance with article 54.2(c)(ii) of the Articles and otherwise on the terms of article 54 of the Articles).

14.3	Each of Holdco and the Investor respectively undertakes: (i) not to exercise any right; and (ii) to use reasonable endeavours to procure that no right is exercised, in each case, under article 54.1 of the Articles to require the Employee to transfer the Retained Equity at any time.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement is governed and to be construed in accordance with the laws of England & Wales and is subject to the non-exclusive jurisdiction of the English courts.

16.2	Any Group Company may enjoy the benefit of and enforce the terms of this Agreement in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

The “without prejudice” and “subject to contract” nature of this document shall cease to apply once executed by the parties.

MC Revised Exit

SCHEDULE 1 - RESIGNATION

The Directors

Multi Packaging Solutions UK Limited

and the entries listed below

[30 September] 2014

Gentlemen

Multi Packaging Solutions UK Limited (the “Company”)

I hereby resign with immediate effect from my office as a director of the Company and from all other offices which I hold in any Group Company (other than as company secretary of Chesapeake Holdings Limited).

Yours faithfully

[                    ]

[List all other companies]

MC Revised Exit

SCHEDULE 2 - CERTIFICATE OF INDEPENDENT LEGAL ADVISER

I Sean Nesbitt of Taylor Wessing LLP whose address is 5 New Street Square, London EC4A 3TW confirm that I gave independent legal advice to Mike Cheetham as to the terms and effect of the Agreement to which this certificate is attached (including the effect of Clauses 7, 8 and 9) and in particular its effect on his ability to pursue his rights before a Court or Employment Tribunal.

I confirm that I am a solicitor [of the Senior Courts] holding a current practising certificate and that the statutory requirements relating to settlement agreements and compromise agreements set out in the Acts (as defined in the Agreement) have been met. Further, that there was in force at the time I gave the advice referred to above a policy of insurance covering the risk of a claim by Mike Cheetham in respect of any loss arising in consequence of that advice.

Signed:

Dated:

SIGNED by Chesapeake Holdings Limited acting by	/s/ Rick Smith

in the presence of:

Witness’s:

Signature:	/s/ Jennifer Hughes

Full Name:	Jennifer Hughes

Address:	38 Colwick Manor Farm,

Nottingham

IN WITNESS of which this Agreement has been executed on the first date written above.

SIGNED by Multi Packaging Solutions UK Limited acting by	/s/ Rick Smith

in the presence of:

Witness’s:

Signature:	/s/ Jennifer Hughes

Full Name:	Jennifer Hughes

Address:	38 Colwick Manor Farm,

Nottingham

SIGNED by Mike Cheetham	/s/ Mike Cheetham

in the presence of:

Witness’s:

Signature:	/s/ Jannette Chorley

Full Name:	Mrs. Jannette Chorley

Address:	7 Amber Hill, Crich, Matlock,

Derbyshire DE4 5B2

MC Revised Exit

SIGNED by CEP III Chase s.à r.l., acting by	/s/ Erica K. Herberg

in the presence of:	Erica K. Herberg, manager and authorized representative of CEP III Managing GP Holdings Ltd., manager

Witness’s:

Signature:	/s/ Sophie Lee

Full Name:	Sophie Lee

Address:	Lansdowne House, 57 Berkeley Square

London, W1J 6ER, England